EXHIBIT 21.1

List of Subsidiaries

1.	Consumer Capital Group Inc., a California corporation, wholly owned by the registrant

2.	Arki (Beijing) E-commerce Technology Corp., wholly owned by Consumer Capital Group Inc. listed in #1 above

3.	America Pine (Beijing) Bio-Tech Inc., wholly owned by Consumer Capital Group Inc. listed in #1 above

4.	America Arki (Fuxin) Network Management Co. Ltd., wholly owned by Consumer Capital Group Inc. listed in #1 above

5.	Beijing Beitun Trading Co., Ltd., 51% owned by the registrant.

Details of the Company's wholly owned subsidiaries and its Affiliated PRC Entity as of December 31, 2011 are as follows:

Percentage of
	Date of	Place of	Ownership by
Company	Establishment	Establishment	the Company

Consumer Capital Group Inc. ("CCG California")	October 14, 2009	California USA	100%

Arki Beijing E-commerce Technology Corp. ("Arki Beijing")	March 6, 2008	PRC	100% (2)

America Pine Beijing Bio-Tech, Inc. ("America Pine Beijing")	March 21, 2007	PRC	100% (2)

America Arki Fuxin Network Management Co. Ltd. ("Arki Fuxin")	November 26, 2010	PRC	100% (2)

Beijing Beitun Trading Co. Ltd. ("Beitun")	November 29, 2010	PRC	51% (2)(2)

America Arki Network Service Beijing Co. Ltd. ("Arki Network contractual Service" and "Affiliated PRC Entity")	November 26, 2010	PRC	0%(2)(2)(2)

(2) Wholly foreign owned entities (WFOE)

(2)(2) Joint venture

(2)(2)(2) VIE

In order to comply with the PRC law and regulations which prohibit foreign control of companies involved in internet content, the Company operates its website using the licenses and permits held by Arki Network Service, a 100% domestically owned entity. The equity interests of Arki Network Service are legally held directly by Mr. Jian Min Gao and Mr. Fei Gao, shareholders and directors of the Company. The effective control of Arki Network Service is held by Arki Beijing and Arki Fuxin through a series of contractual arrangements (the "Contractual Agreements"). As a result of the Contractual Agreements, Arki Beijing and Arki Fuxin maintain the ability to control Arki Network Service, and are entitled to substantially all of the economic benefits from Arki Network Service and are obligated to absorb all of Arki Network Services' expected losses. Therefore, the Company consolidates Arki Network Service in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification ("ASC") 810, Consolidation.